EXECUTION COPY

___________________________________________________________________________

Operation Number 36384

AMENDMENT AGREEMENT NO. 2 TO

PARTICIPATION INTEREST PLEDGE AGREEMENT

between

CASPIAN REAL ESTATE LIMITED

and

EUROPEAN BANK FOR RECONSTRUCTION AND DEVELOPMENT

Dated 22 October 2009

___________________________________________________________________________

This AMENDMENT AGREEMENT (this "Amendment Agreement") dated 22 October 2009 is made between CASPIAN REAL ESTATE LIMITED, a limited liability company organised and existing under the laws of the British Virgin Islands, having its registered address at Akara Building, 24 De Castro Street, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands (the "Pledgor"), and EUROPEAN BANK FOR RECONSTRUCTION AND DEVELOPMENT, an international organisation organized and existing pursuant to the Agreement Establishing the European Bank for Reconstruction and Development dated 29 May 1990 and located at One Exchange Square, London EC2A 2JN, United Kingdom (the "Pledgeholder").

The Pledgor and the Pledgeholder are referred to herein as the "Parties" and each as a "Party".

RECITALS

WHEREAS:

(A)
BALYKSHY L.L.P., a limited liability partnership organised and existing under the laws of the Republic of Kazakhstan with registered address at: 12 Murat Uskenbaev Street, Atash Village, Tupkaragan District, Mangistau Region, the Republic of Kazakhstan (the "Borrower") and the Pledgeholder have entered into a loan agreement dated 21 December 2006, as amended by First Amendment to Loan Agreement dated 28 June 2007 and by Second Amendment to Loan Agreement dated 22 October 2009 (the "Loan Agreement"), pursuant to which the Pledgeholder agreed, inter alia, to make available to the Borrower a loan in an amount not to exceed eighteen million six hundred thousand Dollars (US$18,600,000), upon the terms and subject to the conditions of the Loan Agreement; and

(B)
The Pledgor and the Pledgeholder have entered into a participation interest pledge agreement dated 15 August 2008, as amended by Amendment Agreement No. 1 to Participation Interest Pledge Agreement dated 31 March 2009 (the "Participation Interest Pledge Agreement"), pursuant to which the Pledgor agreed, inter alia, to establish a pledge on the Pledged Assets, including a seventy eight per cent. (78%) participation interest in the Borrower, for the benefit of the Pledgeholder and as security for the Secured Obligations; and

(C)	The Pledgor and the Pledgeholder wish to make certain changes to the Participation Interest Pledge Agreement as set forth below.

NOW, THEREFORE, the Parties agree as follows:

ARTICLE I. DEFINITIONS

Section 1.01 Definitions

In this Amendment Agreement (including the recitals hereof), terms used and not otherwise defined herein shall have the meanings ascribed to them in the Participation Interest Pledge Agreement.

Section 1.02 Interpretation

In this Amendment Agreement, unless the context otherwise requires:

(a) a reference to "Secured Obligations" or "Pledged Assets" shall include a reference to any part of them.

(b) unless the context otherwise requires, words denoting the singular include the plural and vice versa, words denoting gender include all gender, and words denoting persons include natural persons, corporations, partnerships, joint ventures, or trusts, unincorporated organisations, authorities or any other entity whether acting in an individual, fiduciary or other capacity, and references to a person include its successors and permitted assigns and/or transferees;

(c) a reference to a specified Article, Section or Schedule shall be construed as a reference to that specified Article, Section of, or Schedule to, this Amendment Agreement;

(d) a reference to an agreement includes any contract, concession, deed, undertaking, instrument or other contractual arrangement, and any annexes, exhibits, schedules thereto, and the side letters or other instruments issued in connection therewith;

(e) a reference (i) to an amendment or to an agreement being amended includes a supplement, variation, assignment, novation, restatement or re-enactment, and (ii) to an agreement shall be construed as a reference to such agreement as it may be amended, restated, supplemented or novated from time to time;

(f) the headings are inserted for convenience of reference only and shall not affect the interpretation of this Amendment Agreement;

(g) a Default is outstanding or continuing until it has been remedied or waived by the Pledgeholder in writing;

(h) any reference to "law" means any law (including, any common or customary law) and any treaty, constitution, statute, legislation, decree, normative act, rule, regulation, judgment, order, writ, injunction, determination, award or other legislative or administrative measure or judicial or arbitral decision in any jurisdiction which has the force of law or the compliance with which is in accordance with general practice in such jurisdiction;

(i) any reference to a provision of law, statute, rule or regulation is a reference to that provision as from time to time amended or re-enacted;

(j) the terms "include" and "including" shall be deemed to be followed by the words "without limitation" where not so followed; and

(k) all exhibits, supplements and amendments hereto shall form an integral part of this Amendment Agreement.

ARTICLE II. AMENDMENT TO THE PARTICIPATION INTEREST PLEDGE AGREEMENT

Section 2.01 Variation of definition of "Financing Agreements" of the Participation Interest Pledge Agreement

The definition of "Financing Agreements" of the Participation Interest Pledge Agreement shall be amended as follows by deleting it in its entirety and replacing it with the following:

"Financing Agreements"
means
(a) this Agreement;
(b) the Loan Agreement, as described in Sections 2.01(a) and 2.02(b) below;
(c) the Investment Agreement dated 28 June 2007, pursuant to which the Pledgeholder agrees to make certain equity investments in the Borrower, specifically by acquiring a twenty two per cent. (22%) participation interest in the Borrower and by increasing the charter capital of the Borrower by a Tenge amount equivalent to ten million Dollars (USD 10,000,000);
(d) the Shareholders Agreement, dated 6 August 2008, pursuant to which the Pledgeholder, the Borrower, the Pledgor and the Sponsor agree, inter alia, the manner in which the Borrower is to be operated;
(e) the Put Option Agreement, dated 6 August 2008, pursuant to which the Pledgeholder may require the Sponsor to purchase the participation interest of the Pledgeholder in the Borrower within an agreed timeframe and for an agreed amount;

(f) the Deed of Financial and Performance Guarantee, dated 6 August 2008, pursuant to which the Sponsor (as guarantor) provides an irrevocable completion and performance guarantee of amounts owing to the Pledgeholder under the Financing Agreements and amounts needed by the Borrower for the Project;
(g) the Share Retention Deed, dated 3 October 2008, pursuant to which, inter alia, (i) the Pledgor agrees not to effect any change in its equity interest in, or transfer any of its shares in the capital of, the Borrower without the prior written consent of the Pledgeholder and (ii) the Sponsor agrees not to effect any change in its equity interest in, or transfer any of its shares in the capital of, the Pledgor without the prior written consent of the Pledgeholder;
(h) the Subordination Deed, dated 6 August 2008, pursuant to which each of the Sponsor and the Pledgor agree on the terms thereof to subordinate the payment of amounts payable by the Pledgor (in its capacity as Borrower) to it under the Subordinated Debt to the payment of all amounts payable by the Borrower to the Pledgeholder under the Financing Agreements;
(i) the Agreement on Pledge of Monies at the Bank Accounts, dated 15 August 2008, pursuant to which the Borrower pledges its bank accounts as specified therein to the Pledgeholder as security for the prompt payment when due of all amounts payable by the Borrower to the Pledgeholder under the Loan Agreement and any other Financing Agreement;

                (j) the Agreement on Mortgage of Immovable Property, dated 15 August 2008, pursuant to which the Borrower mortgages its immovable property as specified therein to the Pledgeholder as security for the prompt payment when due of all amounts payable by the Borrower to the Pledgeholder under the Loan Agreement and any other Financing Agreement;
(k) the Agreement on Pledge of Moveable Property, dated 15 August 2008, pursuant to which the Borrower pledges its movable property as specified therein to the Pledgeholder as security for the prompt payment when due of all amounts payable by the Borrower to the Pledgeholder under the Loan Agreement and any other Financing Agreement;
(l) the Insurance Assignment, dated 12 September 2008, pursuant to which the Borrower assigns by way of security in favour of the Pledgeholder the benefit of all contracts of insurance and insurance policies and any amounts payable under such contracts and policies and any other insurance amounts payable by insurers to the Borrower;
(m) the Deed of Assignment of Contracts, dated 5 August 2008, pursuant to which the Borrower assigns by way of security in favour of the Pledgeholder the benefit of the Construction Contract entered into by and between the Borrower and Datoba Construction LLP on 7 November 2006; all service contracts which have been entered into or will be entered into by and between the Borrower and marine base service users; and all performance bonds, warranties, guarantees, undertakings and such other agreements which have been entered into or will be entered into by the Borrower and any other person;

(n) the Disbursement applications made by the Borrower under the Loan Agreement and any notices, certificates and applications issued by the Borrower or any other party to the Pledgeholder in each case in connection with the Loan Agreement or any other Financing Agreement;
(o) the Contribution Account Agreement, dated 7 November 2008, as amended by Supplementary Agreement No. 1 dated 12 December 2008, relating to an account opened by the Borrower with Joint Stock Company "Bank Centercredit" as specified therein for purposes of (i) the Pledgeholder's payment of its contribution to the Borrower's charter capital, and (ii) the payment by the Pledgor of its contribution to the Borrower's charter capital;
(p) the Assignment of Site Lease Agreement, dated 20 November 2008, pursuant to which the Borrower assigns by way of security in favour of the Pledgeholder the benefit of the Site Lease Agreement dated 9 October 2008 entered into by and between the Borrower and MOBY;
(q) the Pledge Agreement over CREL Account, dated  12 December 2008, pursuant to which the Pledgor pledges its bank accounts as specified therein to the Pledgeholder as security for the prompt payment when due of all amounts payable by the Borrower to the Pledgeholder under the Loan Agreement and any other Financing Agreement; and

(r) any other agreement designated as a Financing Agreement by the  Borrower and the Pledgeholder pursuant to the Loan Agreement,

and any of the above may individually be referred to as a "Financing Agreement";"

Section 2.02 Variation of Sub-Section (a) of Section 2.01 (Secured Obligations)

Sub-Section (a) of Section 2.01 (Secured Obligations) of the Participation Interest Pledge Agreement shall be amended by deleting it in its entirety and replacing it with the following:

"(a)           The Pledge under this Agreement secures (i) the principal amount of eighteen million six hundred thousand Dollars (USD 18,600,000) payable by the Borrower under the Loan Agreement plus interest thereon and (ii) all present and future obligations and liabilities (whether actual or contingent, whether owed jointly or severally or in any other capacity whatsoever) of the Pledgor under or in connection with the Loan Agreement, including the payment of fees, charges, taxes, duties or other imposts, damages, losses, costs and expenses (including legal fees and court costs) including, for the avoidance of doubt, any expenses related to enforcing of the provisions of the Loan Agreement, any payments made under the Loan Agreement which are thereafter avoided or required to be restored in an insolvency, liquidation or otherwise, and any obligation to indemnify the Pledgeholder."

Section 2.03 Variation to Sub-Section (b) of Section 2.02 (Term)

Sub-Section (b) of Section 2.02 (Term) of the Participation Interest Pledge Agreement shall be amended by deleting it in its entirety and replacing it with the following:

"(b)           Without prejudice to Section 2.02(a) or any rights of the Pledgeholder under the Loan Agreement or any other Financing Agreement, the Borrower shall repay the Loan in eight (8) equal (or as nearly as equal as possible) semi-annual installments on each of 20 May or 20 November (provided, however, if such date falls on a day which is not a Business Day, the payment date shall be the immediately succeeding Business Day).  The first repayment of the Loan shall be made on 20 November 2011 and the final repayment of the Secured Obligations is scheduled for 20 May 2015 (the "Scheduled Repayment Date") as these terms may be amended, restated, supplemented or novated from time to time pursuant to the terms and conditions of the Loan Agreement."

ARTICLE III. MISCELLANEOUS

Section 3.01 Delivery of Documents

(a) the Pledgor shall deliver, or cause to be delivered as the case may be, to the Pledgeholder (in form and substance satisfactory to the Pledgeholder):

(i)
on the date hereof, a notarized copy of the resolution of the directors of the Pledgor, approving the amendment to the Participation Interest Pledge Agreement and the Pledge over the Pledged Interest and the execution of this Amendment Agreement;

(ii)
within ten (10) Business Days of the date hereof, a copy of this Amendment Agreement certified by the Independent Registrar evidencing that the amendments to the Participation Interest Pledge Agreement have been duly registered, and such other documents and further evidence that the Pledgeholder may reasonably require to confirm that the Pledgor is entitled to pledge the Pledged Assets to the Pledgeholder hereunder and that all legal requirements in connection therewith have been duly satisfied; and

(iii)
on the date hereof, notarized and apostilled instruments executed by the Pledgor consenting to and approving of the right of the Pledgeholder to foreclose on the Pledged Assets and exercise their rights under this Amendment Agreement and the Participation Interest Pledge Agreement (including a right of the Pledgeholder to foreclose on the Pledged Assets under a non-judicial procedure) and waiving or otherwise providing a binding commitment not to exercise (unless the Pledgeholder agrees or requests otherwise) any rights the Pledgor may have under Applicable Law that shall be substantially in the form of Schedule 1 (Form of Letter).

Section 3.02 Representations and Warranties

The Pledgor hereby represents and warrants to the Pledgeholder as follows:

(a) It has the full corporate power, authority and right to execute and deliver, to perform its obligations under, and to grant the Pledge over the Pledged Interest and the other Pledged Assets pursuant to this Amendment Agreement and has taken all necessary corporate action to authorise the execution, delivery and performance of, and grant of the Pledge. This Amendment Agreement has been duly executed by the duly authorised representatives of the Pledgor and constitutes the valid and legally binding obligation of it enforceable in accordance with its terms;

(b) the execution, delivery and performance of this Amendment Agreement will not violate any applicable law nor will they violate any provision of the Charter of the Pledgor or the Charter of the Borrower, nor conflict with or breach or require any consent under any agreement or instrument to which either the Pledgor or the Borrower is a party or by which either the Pledgor or the Borrower is bound; and

(c) Other than the acts described in Section 3.03 (b) of this Amendment Agreement, no consent, authorization, filing, or other act is required in connection with the execution, delivery, performance, validity, perfection or enforceability of this Amendment Agreement.

Section 3.03 Covenants

The Pledgor hereby covenants to the Pledgeholder and agrees that during the Security Period, it shall do all of the following:

(a) The Pledgor shall keep and maintain, at its sole cost and expense, the Authorisations referred to in Section 3.03 (b) in full force and effect throughout the Security Period (or, if required, effect the renewal of such Authorisations);

(b) The Pledgor shall at its own account within ten (10) Business Days of the execution of this Amendment Agreement, (i) register the amendments to the Participation Interest Pledge Agreement with the Independent Registrar, (ii) ensure that the particulars of the Pledge which have been amended by this Amendment Agreement and a variation of the charge be entered in the Register of Charges maintained by the Pledgor and the Pledgor shall then immediately file such variation of the charge at the Registry of Corporate Affairs in the British Virgin Islands (the "BVI Registry") or elsewhere if required by Applicable Law.  The Pledgor shall ensure that such registration of the variation of the Pledge continues to be a first in time priority in any and all registers or records of the Independent Registrar and at the BVI Registry, to secure the first ranking of the Pledge as contemplated in Section 3.04 (First Ranking Security) and Section 5.01 (First Ranking Pledge) of the Participation Interest Pledge Agreement.  The Pledgor shall within ten (10) Business Days after the registration of the amendment to the Pledge with the Independent Registrar and at the BVI Registry deliver to the Pledgeholder and permit the Pledgeholder during the Security Period to retain, at the expense and risk of the Pledgor, at any office of the Pledgeholder or with any correspondents or other agents of the Pledgeholder, whether in the United Kingdom, Kazakhstan, British Virgin Islands or elsewhere, the originals of all related certificates, documents and filings confirming such registration.

(c) The Pledgor shall do, authorise and permit to be done each and every other act or thing and agrees to execute any additional documents or instruments which may be deemed necessary by the Pledgeholder to (i) register the Pledge or any modification, amendment or supplement thereto or any other agreement or document that may be requested by the Pledgeholder in order to implement this Amendment Agreement, to protect or preserve the rights, title and interests of the Pledgeholder with respect to the Pledged Assets and for the purpose of enforcing the Pledgeholder's rights under or in connection with the Participation Interest Pledge Agreement and this Amendment Agreement; and (ii) obtain all the consents and authorisations which, in the opinion of the Pledgeholder, are necessary or desirable to comply with Applicable Law with respect to the Pledge.

Section 3.04 Costs

All costs, taxes, charges and duties relating to the Pledge over the Pledged Interest and the other Pledged Assets and to the execution, registration, filings, authorizations, consents, notarizations and enforcement of this Amendment Agreement and any of the rights of the Pledgeholder provided for in it shall be borne by the Pledgor.  Provided that if notwithstanding this provision, the Pledgeholder has paid any such costs, taxes, charges or duties, the Pledgor shall immediately upon request of the Pledgeholder, reimburse the Pledgeholder for all such amounts paid in the currency incurred.

Section 3.05 Term of Agreement

The parties hereto agree that this Amendment Agreement shall take effect as of the date hereof.  This Amendment Agreement shall continue in full force until full and irrevocable discharge of the Secured Obligations pursuant to the terms of the Financing Agreements.

Section 3.06 Continuing Agreement

This Amendment Agreement is an integral part of the Participation Interest Pledge Agreement and is supplemental to, and shall be construed as one with the Participation Interest Pledge Agreement.  After execution of this Amendment Agreement by both Parties all references to the Participation Interest Pledge Agreement and/or in the Participation Interest Pledge Agreement to this "Agreement" shall be deemed to be references to the Participation Interest Pledge Agreement as amended hereby starting from the effective date referred to in Section 3.05 (Term of Agreement).  The Parties hereby confirm that the Participation Interest Pledge Agreement remains unchanged and shall continue in full force and effect as expressly amended by this Amendment Agreement.

Section 3.07 Incorporation of provisions of the Participation Interest Pledge Agreement

The provisions of Sections 13.05 (Notices), 13.10 (Arbitration and Jurisdiction), 13.11 (Privileges and Immunities of the Pledgeholder), 13.12 (Waiver and Sovereign Immunity), 13.13 (Reliance) 13.14 (Successor and Assigns) and 13.15 (Rights of Third Parties) of the Participation Interest Pledge Agreement shall be deemed incorporated into and to form part of this Amendment Agreement, as if same were set out herein in full, mutatis mutandis, and (without limitation) as if references therein to "this Agreement" were references to this Amendment Agreement.

Section 3.08 Entire Agreement; Amendment and Waiver

This Amendment Agreement constitute the entire obligations of the Parties with respect to the subject matter hereof and shall supersede any prior expressions of intent or understandings with respect to this transaction.  Any amendment to, or waiver by the Pledgeholder of any of the terms or conditions of, or consent given by the Pledgeholder under, this Amendment Agreement shall be in writing, signed by the Pledgeholder and, in the case of an amendment, by the Pledgor.

Section 3.09 Indemnities and Expenses

The Pledgor shall be liable to indemnify the Pledgeholder on demand against any loss or expense sustained or incurred by the Pledgeholder as a result of:

(i)	a failure by the Pledgor to perform any of its obligations under this Amendment Agreement; or

(ii)	any representation or warranty made in this Amendment Agreement by the Pledgor having been untrue, incorrect or misleading when made.

Section 3.10 Governing Law

This Amendment Agreement and the rights and obligations of the Parties hereunder shall be governed by and construed in accordance with the laws of Kazakhstan (including any international treaties to which Kazakhstan is a party and which are in force in the territory of Kazakhstan).

Section 3.11 Language and Counterparts

(a)           This Amendment Agreement shall be drawn up and executed in the English language.  This Amendment Agreement can be executed in another language if it is required by the state authorities for the purpose of registration, in such case the English language original shall be the governing version among the Parties.

(b)           This Amendment Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

 [Signature Page Follows]

IN WITNESS WHEREOF, each party hereto has caused this Amendment Agreement to be executed by its duly authorised representatives as of the date first above written.

Executed by CASPIAN	)
REAL ESTATE LIMITED acting	)
by authorised signatory	)

Name:
Title:

Executed by	)
EUROPEAN BANK	)
FOR RECONSTRUCTION	)
AND DEVELOPMENT	)
acting by authorised signatory	)

Name:
Title:

SCHEDULE 1

FORM OF LETTER

[Letterhead of the Pledgor]

[date]

European Bank for Reconstruction and Development
One Exchange Square
London EC2A 2JN
United Kingdom
Operation Number: 36384

Reference is made to the Participation Interest Pledge Agreement, dated 15 August 2008, as amended on 31 March 2009 and on [●] 2009 (the "Pledge Agreement"), entered into among Caspian Real Estate Limited (the "Pledgor") and European Bank for Reconstruction and Development ("EBRD").  We deliver this acknowledgment and commitment to EBRD pursuant to Section 3.06(b)(iii) of the Pledge Agreement.

Capitalised terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Pledge Agreement.

The Pledgor, acting in its capacity as participant of Balykshy L.L.P. (the "Borrower"), does hereby acknowledge and agree with EBRD that EBRD shall be entitled to exercise all its rights, entitlements and remedies, including, but not limited to, their right to foreclose upon the Pledged Assets under a non-judicial sale of the Pledged Assets, all as provided for, and on the terms and conditions set forth, in the Pledge Agreement.

Unless otherwise agreed by EBRD, the Pledgor hereby waives, and otherwise undertakes not to exercise any statutory right, entitlement or privilege granted to the Pledgor under the laws of the Republic of Kazakhstan, including, but not limited to, the right of first refusal, and any other right, entitlement or privilege that may impede, prejudice or otherwise hamper exercise of rights, entitlements and remedies available to EBRD under the Pledge Agreement or by operation of the laws of the Republic of Kazakhstan.

The Pledgor further agrees to indemnify EBRD from and against all damages, losses, costs, expenses, judgments and liabilities incurred or suffered by EBRD, as a result of any breach of the undertaking and agreements set forth herein.

Caspian Real Estate Limited
By: _____________________
Name:
Title: